Exhibit 10.2

Execution Version

FIRST AMENDMENT TO CREDIT AGREEMENT

THIS FIRST AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is made and entered into as of May 17, 2017 by and among SOLARIS OILFIELD INFRASTRUCTURE, LLC, a Delaware limited liability company (the “Borrower”); each of the Lenders which is a party to the Credit Agreement (as defined below) (individually, a “Lender” and, collectively, the “Lenders”), and WOODFOREST NATIONAL BANK, acting as administrative agent for the Lenders (in such capacity, together with its successors in such capacity, the “Administrative Agent”).

RECITALS

A. The Borrower, the Lenders and the Administrative Agent executed and delivered that certain Credit Agreement dated as of December 1, 2016. Said Credit Agreement, as amended, supplemented and restated, is herein called the “Credit Agreement”. Any capitalized term used in this Amendment and not otherwise defined shall have the meaning ascribed to it in the Credit Agreement.

B. The Borrower, the Lenders and the Administrative Agent desire to amend the Credit Agreement in certain respects.

NOW, THEREFORE, in consideration of the premises and the mutual agreements, representations and warranties herein set forth, and further good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrower, the Lenders and the Administrative Agent do hereby agree as follows:

SECTION 1. Amendment to Credit Agreement.

(a) The definition of “Advance Loan Commitment” set forth in Section 1.01 of the Credit Agreement is hereby amended to read in its entirety as follows:

“Advance Loan Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Advance Loans hereunder, expressed as an amount representing the maximum principal amount of the Advance Loans to be made by such Lender hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.07 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The amount of each Lender’s Advance Loan Commitment as of May 17, 2017 is set forth on Schedule 2.01A. The aggregate amount of the Lenders’ Advance Loan Commitments as of May 17, 2017 is $0.

(b) The definition of “Advance Loan Maturity Date” set forth in Section 1.01 of the Credit Agreement is hereby amended to read in its entirety as follows:

“Advance Loan Maturity Date” means May 17, 2021.

(c) The definition of “Applicable Rate” set forth in Section 1.01 of the Credit Agreement is hereby amended to read in its entirety as follows:

“Applicable Rate” means, for any day with respect to any Loan or with respect to the commitment fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “Spread” or “Commitment Fee Rate”, as the case may be, based upon the Leverage Ratio as of the most recent determination date; but during the period beginning with             , 2017 and ending June 30, 2017, Category 4 shall be applicable:

Leverage Ratio	Spread	Commitment Fee Rate
Category 1: greater than or equal to 2.50 to 1.00	4.00%	0.50%

Category 2: less than 2.50 to 1.00 but greater than or equal to 2.00 to 1.00	3.50%	0.375%

Category 3: less than 2.00 to 1.00 but greater than or equal to 1.25 to 1.00	3.25%	0.25%

Category 4: less than 1.25 to 1.00	3.00%	0.1875%

For purposes of the foregoing, (i) the Leverage Ratio shall be determined as of the end of each fiscal quarter of the Borrower’s fiscal year based upon the Borrower’s consolidated financial statements delivered pursuant to Sections 5.01(a) or (b) and (ii) each change in the Applicable Rate resulting from a change in the Leverage Ratio shall be effective during the period commencing on and including the date of delivery to the Administrative Agent of such consolidated financial statements indicating such change and ending on the date immediately preceding the effective date of the next such change; but the Leverage Ratio shall be deemed to be in Category 1 at any time that an Event of Default has occurred which is continuing or at the request of the Required Lenders if the Borrower fails to timely deliver the consolidated financial statements required to be delivered by it pursuant to Sections 5.01(a) or (b), during the period from the deadline for delivery thereof until such consolidated financial statements are received.

(d) The definition of “Borrowing Base” set forth in Section 1.01 of the Credit Agreement is hereby amended to read in its entirety as follows:

“Borrowing Base” means, as at any date, the amount of the Borrowing Base shown on the Borrowing Base Certificate then most recently delivered pursuant to Section 5.01 hereof, determined by calculating the amount equal to:

(i)	80% of the Eligible Accounts at said date, plus

(ii)	65% of the Eligible Inventory/Equipment Value (Appraised) at said date, plus

(iii)	75% of the Eligible Inventory/Equipment Value (New Build, Acquired or Upgraded) at said date.

In the absence of a current Borrowing Base Certificate, Administrative Agent shall determine the Borrowing Base from time to time in its reasonable discretion, taking into account all information reasonably available to it, and the Borrowing Base from time to time so determined shall be the Borrowing Base for all purposes of this Agreement until a current Borrowing Base Certificate is furnished to and accepted by Administrative Agent.

(e) A new definition of “Cash Adjustment” is hereby added to Section 1.01 of the Credit Agreement, such new definition to read in its entirety as follows:

“Cash Adjustment”, as of any date, means the lesser of (x) $10,000,000 or (y) fifty percent (50%) of unrestricted cash and cash equivalents of the Borrower and its Subsidiaries as of such date.

(f) The definition of “Change in Control” set forth in Section 1.01 of the Credit Agreement is hereby amended to read in its entirety as follows:

“Change in Control” means the occurrence of any of the following events or series of events:

(a) Solaris Inc. shall cease to be the sole managing member of the Borrower; or

(b) the Borrower shall cease to own 100% of the Equity Interests in and to each Subsidiary of the Borrower; or

(c) any Person (excluding any Qualifying Owner or any group of Qualifying Owners acting together which would constitute a “group” for purposes of Section 13(d) of the Exchange Act, and excluding a corporation or other entity owned, directly or indirectly, by the stockholders of Solaris Inc. in substantially the same proportions as their ownership of stock of the Solaris Inc.) is or becomes the beneficial owner, directly or indirectly, of securities of Solaris Inc. representing more than 50% of the combined voting power of Solaris Inc.’s then outstanding voting securities; or

(d) there is consummated a merger or consolidation of Solaris Inc. with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, the voting securities of Solaris Inc. immediately prior to such merger or consolidation do not continue to represent or are not converted into more than 50% of the combined voting power of the then-outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving company is a Subsidiary, the ultimate parent thereof; or

(e) the stockholders of Solaris Inc. approve a plan of complete liquidation or dissolution of Solaris Inc. or there is consummated an agreement or series of related agreements for the sale or other disposition, directly or indirectly, by Solaris Inc. of all or substantially all of Solaris Inc.’s assets, other than such sale or other disposition by Solaris Inc. of all or substantially all of Solaris Inc.’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by stockholders of Solaris Inc. in substantially the same proportions as their ownership of Solaris Inc. immediately prior to such sale.

Notwithstanding the foregoing, except with respect to clause (b) above, a Change in Control shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the shares of Solaris Inc. immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in, and own substantially all of the shares of, an entity which owns, either directly or through a Subsidiary, all or substantially all of the assets of Solaris Inc. immediately following such transaction or series of transactions.

(g) A new definition of “Eligible Inventory/Equipment Value (Appraised)” is hereby added to Section 1.01 of the Credit Agreement, such new definition to read in its entirety as follows:

“Eligible Inventory/Equipment Value (Appraised)” means the aggregate of the net orderly liquidation value of all Eligible Inventory/Equipment which is included in an appraisal approved by the Administrative Agent, determined from time to time in such manner as the Administrative Agent may reasonably require.

(h) A new definition of “Eligible Inventory/Equipment Value (New Build, Acquired or Upgraded)” is hereby added to Section 1.01 of the Credit Agreement, such new definition to read in its entirety as follows:

“Eligible Inventory/Equipment Value (New Build, Acquired or Upgraded)” means the aggregate cost capitalized in the Borrower’s financial statements of all new build Eligible Inventory/Equipment which is not included in an appraisal approved by the Administrative Agent plus the aggregate cost to acquire and upgrade all Eligible Inventory/Equipment previously sold to customers which is not included in an appraisal approved by the Administrative Agent, determined from time to time in such manner as the Administrative Agent may reasonably require.

(i) The definition of “Fixed Charge Coverage Ratio” set forth in Section 1.01 of the Credit Agreement is hereby amended to read in its entirety as follows:

“Fixed Charge Coverage Ratio” means, as of any day, the ratio of (a) EBITDA for the 12 months ending on such date minus (x) Permitted Tax Distributions relating to income generated during such period, (y) Restricted Payments made during such period (other than Permitted Tax Distributions), and (z) maintenance and replacement Capital Expenditures for such period not financed with the proceeds of equity or capital contributions made to Borrower that are used to fund such Capital Expenditures, the proceeds of Indebtedness, asset sales proceeds, insurance or condemnation proceeds, asset trade-ins or exchanges or as part of an Acquisition permitted pursuant to Section 6.17 to (b) Debt Service for such 12-month period plus phantom amortization of the unpaid principal balance of the Loans as of the calculation date divided by 10, determined in each case on a consolidated basis for Borrower and its Subsidiaries. For any determination of the Fixed Charge Coverage Ratio prior to June 30, 2017, each of the components of the Fixed Charge Coverage Ratio shall be calculated on an annualized basis using information available from and after June 1, 2016 through and including the date of determination.

(j) The definition of “Leverage Ratio” set forth in Section 1.01 of the Credit Agreement is hereby amended to read in its entirety as follows:

“Leverage Ratio” means, as of any day, the ratio of (a) Indebtedness (other than contingent Indebtedness with regard to letters of credit, letters of guaranty, bankers’ acceptances, performance bonds, surety bonds and similar Indebtedness) as of such date minus the Cash Adjustment as of such date to (b) EBITDA for the 12 months then ended, determined in each case on a consolidated basis for Borrower and its Subsidiaries. For any determination of the Leverage Ratio prior to June 30, 2017, EBITDA shall be calculated on an annualized basis using information available from and after June 1, 2016 through and including the date of determination.

(k) The definition of “Permitted Tax Distributions” set forth in Section 1.01 of the Credit Agreement is hereby amended to read in its entirety as follows:

“Permitted Tax Distributions” means for any calendar year or portion thereof during which the Borrower is a pass-through entity for U.S. federal income tax purposes, payments and distributions to the members or partners of the Borrower, in an amount not to exceed the product of (i) the highest combined marginal federal and applicable state and local income tax rates for individuals residing in New York, New York (taking into account the character of the taxable income (e.g., long-term capital gain, qualified dividend income, ordinary income, etc.) and the deductibility of state and local income taxes), multiplied by (ii) the total aggregate taxable income of the Borrower and its Subsidiaries during the relevant calendar year or portion thereof, calculated without regard to, for clarity any tax deductions or basis adjustments arising under Code Section 743 attributable to the assets of the Borrower or its Subsidiaries.

(l) A new definition of “Qualifying Owners” is hereby added to Section 1.01 of the Credit Agreement, such new definition to read in its entirety as follows:

“Qualifying Owners” means (i) William A. Zartler, or any company of which he is the manager, managing member or otherwise controls, including, but not limited to, Solaris Energy Capital, LLC, (ii) any wife, lineal descendant, legal guardian or other legal representative or estate of the principal member named in clause (i) above; (iii) any trust of which at least one of the trustees is a person described in clauses (i) or (ii) above, (iv) Yorktown Energy Partners X, L.P. and any affiliated funds or investment vehicles managed by Yorktown Partners LLC, (v) Loadcraft Site Services, LLC, (vi) any affiliated funds or investment vehicles managed by any of the persons described in clauses (iv) or (v) above, and (vii) any general partner, managing member, principal or managing director of any of the persons described in clauses (iv) or (v) above.

(m) The definition of “Revolving Commitment” set forth in Section 1.01 of the Credit Agreement is hereby amended to read in its entirety as follows:

“Revolving Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans and to acquire participations in Letters of Credit hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.07 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The amount of each Lender’s Revolving Commitment as of May 17, 2017 is set forth on Schedule 2.01A. The aggregate amount of the Lenders’ Revolving Commitments as of May 17, 2017 is $20,000,000.

(n) The definition of “Revolving Maturity Date” set forth in Section 1.01 of the Credit Agreement is hereby amended to read in its entirety as follows:

“Revolving Maturity Date” means May 17, 2021.

(o) A new definition of “Solaris Inc.” is hereby added to Section 1.01 of the Credit Agreement, such new definition to read in its entirety as follows:

“Solaris Inc.” means Solaris Oilfield Infrastructure, Inc., a Delaware corporation.

(p) The reference in Section 2.07(d) of the Credit Agreement to “$2,000,000” is hereby amended to read “$30,000,000”.

(q) The following sentence is hereby added at the end of Section 2.11(a) of the Credit Agreement:

Notwithstanding the foregoing, if during any applicable month the average outstanding principal balance of the Obligations shall exceed fifty percent (50%) of the average aggregate amount of the Revolving Commitment during such month, the commitment fee otherwise payable in respect of such month shall be waived.

(r) Section 5.01(a) of the Credit Agreement is hereby amended to read in its entirety as follows:

(a) within 90 days after the end of each fiscal year of the Borrower, (i) the audited consolidated balance sheet of Solaris Inc. and related statements of operations, shareholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by independent public accountants of recognized national standing (without a “going concern” or like qualification, commentary or exception and without any qualification, commentary or exception as to the scope of such audit) and (ii) a schedule prepared by the Borrower and certified by one of its Financial Officers showing any adjustments to the audited consolidated financial statements which are necessary to demonstrate the financial condition and results of operations of the Borrower and its consolidated Subsidiaries, to the effect that such consolidated financial statements together with such schedule present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(s) Section 5.01(b) of the Credit Agreement is hereby amended to read in its entirety as follows:

(b) within 45 days after the end of each fiscal quarter of each fiscal year of the Borrower, (i) the consolidated balance sheet of Solaris Inc. and related statements of operations, shareholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year and (ii) a schedule prepared by the Borrower showing any adjustments to the consolidated financial statements which are necessary to demonstrate the financial condition and results of operations of the Borrower and its consolidated Subsidiaries, all certified by one of the Borrower’s Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes; provided that, notwithstanding anything herein to the contrary, the Borrower shall have until June 15, 2017 to deliver the financial statements required by this Section 5.01(b) for the fiscal quarter ended March 31, 2017;

(t) Section 5.01(e) of the Credit Agreement is hereby amended to read in its entirety as follows:

(e) within 30 days after the end of each calendar month, (A) a Borrowing Base Certificate as of the last day of such calendar month, together with such supporting information as the Administrative Agent may reasonably request, (B) a listing and aging of the Accounts of each Loan Party which has executed a Security Agreement covering its Accounts as of the end of such calendar month, prepared in reasonable detail and containing such information as Administrative Agent may request, (C) to the extent included in (or proposed to be included in) the Borrowing Base, a summary of the Inventory and Equipment of each Loan Party which has executed a Security Agreement covering the applicable Inventory and Equipment as of the end of such calendar month, prepared in reasonable detail and containing such other information as Administrative Agent may request, and (D) a utilization report regarding equipment held for rental, prepared in reasonable detail and containing such other information as Administrative Agent may request;

(u) Clause (f) of Section 5.01 is hereby renumbered to clause (g), and a new clause (f) is hereby added to Section 5.01 of the Credit Agreement, such new clause to read in its entirety as follows:

(f) within 30 days after the end of each calendar month (other than the last month of a fiscal quarter for which a financial statement is required under Section 5.01(b)), (A) the consolidated balance sheet of Solaris Inc. and related statements of operations and a report of fixed asset additions as of the end of and for such fiscal month and the then elapsed portion of the fiscal year, setting forth in the case of the balance sheet in comparative form the figures for the end of the previous fiscal year and (B) a schedule prepared by the Borrower showing any adjustments to the consolidated financial statements which are necessary to demonstrate the financial condition and results of operations of the Borrower and its consolidated Subsidiaries, all certified by one of the Borrower’s Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes; and

(v) Section 5.09(b) of the Credit Agreement is hereby amended to read in its entirety as follows:

(b) The Borrower will, and will cause each other Loan Party to, permit any representatives designated by Administrative Agent (including any consultants, accountants, lawyers and appraisers retained by Administrative Agent) to conduct evaluations and appraisals of the Borrower’s computation of the Borrowing Base and the assets included in the Collateral, all at such reasonable times and as often as reasonably requested. A new field appraisal on equipment will be required annually or at any time as market conditions or regulatory guidelines require. In addition, the Administrative Agent may, at its discretion, require a desktop appraisal on equipment if the last full appraisal of equipment shall be more than 6 months old. The Borrower shall pay the reasonable fees and expenses of any representatives retained by Administrative Agent to conduct any such evaluation or appraisal of the assets included in the Collateral; but the Borrower shall not, unless an Event of Default has occurred and is continuing or unless the evaluation or appraisal is required by regulatory guidelines, be required to pay such fees and expenses for (x) more than one such evaluation or appraisal of the assets included in the Collateral (other than Eligible Inventory/Equipment) during any calendar year or (y) more than two such evaluations or appraisals of Eligible Inventory/Equipment during any calendar year. The Borrower also agrees to modify or adjust the computation of the Borrowing Base (which may include maintaining additional reserves or modifying the eligibility criteria for the components of the Borrowing Base) to the extent required by Administrative Agent as a result of any such evaluation or appraisal.

(w) Section 5.13 of the Credit Agreement is hereby amended to read in its entirety as follows:

SECTION 5.13 Financial Covenants. Borrower will have and maintain:

(a) Fixed Charge Coverage Ratio – a Fixed Charge Coverage Ratio of not less than 1.25 to 1.00 at all times.

(b) Leverage Ratio – a Leverage Ratio of not greater than 2.50 to 1.00 at all times.

(x) Section 5.16 of the Credit Agreement is hereby amended to read in its entirety as follows:

SECTION 5.16 [Intentionally Left Blank].

(y) The reference in Section 6.01(a)(vii) of the Credit Agreement to “$500,000” is hereby amended to read “$5,000,000”.

(z) Section 6.04 is hereby amended (i) by deleting the word “and” at the end of clause (h), (ii) by replacing the period at the end of clause (i) with “, and”, and (iii) by adding a new clause (j) to read in its entirety as follows:

(j) investments in the form of Acquisitions permitted pursuant to Section 6.17.

(aa) Section 6.08 of the Credit Agreement is hereby amended to read in its entirety as follows:

SECTION 6.08 Restricted Payments. The Borrower will not, nor will it permit any other Loan Party to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except:

(i) the Borrower may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its Equity Interests,

(ii) Subsidiaries of Borrower may declare and pay dividends ratably with respect to their Equity Interests,

(iii) the Borrower may pay Permitted Tax Distributions,

(iv) so long as, both at the time of, and immediately after effect has been given to, such proposed action, no Default or Event of Default shall have occurred and be continuing:

(w) Borrower may make distributions to Solaris Inc. to be used to pay operating expenses of Solaris Inc. to the extent incurred in the ordinary course of business, together with other corporate overhead costs and expenses (including legal, administrative, accounting and similar expenses and franchise taxes and other fees, taxes and expenses required to maintain the corporate existence of Solaris Inc.), which are reasonable and customary,

(x) the Borrower may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management, directors or employees of the Borrower or Solaris Inc.,

(y) the Borrower may make Restricted Payments, including, without limitation, to purchase, redeem, retire, or otherwise acquire its Equity Interests, to the extent such Restricted Payments are made from the substantially concurrent receipt by the Borrower of capital contributions or the substantially concurrent issuance of new Equity Interests of the Borrower,

(z) the Borrower may make repurchases, redemptions or exchanges of Equity Interests of the Borrower or Solaris Inc. deemed to occur upon exercise of stock options or exchange of exchangeable shares if such Equity Interests represent a portion of the exercise price of such options and may make repurchases, redemptions or other acquisitions or retirements for value of Equity Interests of the Borrower or Solaris Inc. made in lieu of withholding Taxes in connection with any exercise or exchange of stock options, warrants or other similar rights, and

(v) the Borrower may declare and pay Restricted Payments in addition to the dividends permitted by the foregoing provisions so long as, both at the time of, and immediately after effect has been given to, such proposed action, (w) no Default or Event of Default shall have occurred and be continuing, (x) the aggregate amount of Revolving Loans which could be borrowed is greater than $5,000,000, (y) the Leverage Ratio is less than 2.25 to 1.00 and (z) the Fixed Charge Coverage Ratio is greater than 1.75 to 1.00.

(bb) Section 6.11 of the Credit Agreement is hereby amended to read in its entirety as follows:

SECTION 6.11 Amendment of Material Documents. The Borrower will not, nor will it permit any other Loan Party to, amend, modify or waive any of its rights under (a) any Subordinated Debt Document or (b) its organizational documents (in any manner adverse to the Lenders).

(cc) Section 6.13 of the Credit Agreement is hereby amended to read in its entirety as follows:

SECTION 6.13. Capital Expenditures. The Borrower will not, and will not permit any of its Subsidiaries to, permit the aggregate amount of all Capital Expenditures (excluding an amount equal to the proceeds of equity contributions made to Borrower that are used to fund such Capital Expenditures and any Capital Expenditures financed with the asset sales proceeds, insurance or condemnation proceeds, asset trade-ins or exchanges or funded as part of an Acquisition permitted pursuant to Section 6.17) for Borrower and its Subsidiaries during any fiscal year of the Borrower to exceed $80,000,000 plus, for fiscal years beginning on January 1, 2019 and later, any unused availability for Capital Expenditures from the immediately preceding fiscal year (but not from any earlier year), it being understood that in any applicable fiscal year unused availability from the immediately preceding fiscal year shall be reduced first as Capital Expenditures are made.

(dd) Section 6.17(a) of the Credit Agreement is hereby amended to read in its entirety as follows:

(a) The total cash and noncash consideration (excluding an amount equal to the proceeds of equity contributions made to Borrower that are used to fund such consideration but including the fair market value of all Equity Interests issued or transferred to the sellers thereof, all indemnities, earnouts and other contingent payment obligations to, and the aggregate amounts paid or to be paid under non-compete, consulting and other affiliated agreements with, the sellers thereof, all write-downs of property and reserves for liabilities with respect thereto and all assumptions of Indebtedness, liabilities and other obligations in connection therewith) paid by or on behalf of the Borrower and its Subsidiaries for any such purchase or other acquisition, when aggregated with the total cash and noncash consideration paid by or on behalf of the Loan Parties for all other purchases and other acquisitions made by the Loan Parties pursuant to this Section 6.17, shall not exceed $5,000,000 in the aggregate for all Acquisitions closed in any fiscal year or $15,000,000 in the aggregate from and after the Effective Date;

(ee) The final paragraph of Article VII of the Credit Agreement is hereby amended by deleting clause (iii) in its entirety and renumbering clause (iv) as clause (iii).

(ff) Schedule 2.01A to the Credit Agreement is hereby amended to be identical to Schedule 2.01 attached hereto.

SECTION 2. Consent to Termination of Deferred Capital Call. The Lenders hereby consent to the termination of the Deferred Capital Call and agree that any reference to the Deferred Capital Call in the Credit Agreement shall be null and void.

SECTION 3. Conditions Precedent. The effectiveness of this Amendment shall be conditioned each of the following:

(a) the Administrative Agent shall have received from the Loan Parties and all of the Lenders either (1) a counterpart of this Amendment signed on behalf of such party or (2) written evidence satisfactory to the Administrative Agent (which may include telecopy or e-mail transmission of a signed signature page of this Amendment) that such party has signed counterparts of this Amendment.

(b) The Administrative Agent shall have received original executed counterparts of the Notes evidencing Revolving Loans (which Notes shall replace the Notes previously executed to evidence Revolving Loans).

(c) The Administrative Agent shall have received such documents, certificates and opinions as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Borrower and the authorization of the execution and delivery of this Amendment and the other Loan Documents executed in connection herewith, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

SECTION 4. Post-Closing Covenant. Within one (1) Business Day after the date hereof, the Borrower shall either (i) make a prepayment in full of all outstanding Advance Loans or (ii) subject to satisfaction of any conditions precedent under the Credit Agreement to funding Revolving Loans, convert all outstanding Advance Loans to Revolving Loans under the Credit Agreement; provided that this Section 4 shall be deemed to satisfy any advance notice of such prepayment or conversion required by the Credit Agreement.

SECTION 5. Ratification. Except as expressly amended by this Amendment, the Credit Agreement and the other Loan Documents shall remain in full force and effect. None of the rights, title and interests existing and to exist under the Credit Agreement are hereby released, diminished or impaired, and the Borrower hereby reaffirms all covenants, representations and warranties in the Credit Agreement.

SECTION 6. Expenses. The Borrower shall pay to the Administrative Agent all reasonable fees and expenses of its legal counsel incurred in connection with the execution of this Amendment.

SECTION 7. Certifications. The Borrower hereby certifies that after the effectuation of this Amendment no Default or Event of Default has occurred and is continuing.

SECTION 8. Miscellaneous. This Amendment (a) shall be binding upon and inure to the benefit of the Borrower, the Lenders and the Administrative Agent and their respective successors, assigns, receivers and trustees; (b) may be modified or amended only by a writing signed by the required parties; (c) shall be governed by and construed in accordance with the laws of the State of Texas and the United States of America; (d) may be executed in several counterparts by the parties hereto on separate counterparts, and each counterpart, when so executed and delivered, shall constitute an original agreement, and all such separate counterparts shall constitute but one and the same agreement and (e) together with the other Loan Documents, embodies the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements, consents and understandings relating to such subject matter. The headings herein shall be accorded no significance in interpreting this Amendment.

NOTICE PURSUANT TO TEX. BUS. & COMM. CODE §26.02

THE CREDIT AGREEMENT, AS AMENDED BY THIS AMENDMENT, AND ALL OTHER LOAN DOCUMENTS EXECUTED BY ANY OF THE PARTIES PRIOR HERETO OR SUBSTANTIALLY CONCURRENTLY HEREWITH CONSTITUTE A WRITTEN LOAN AGREEMENT WHICH REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Borrower, the Lenders and the Administrative Agent have caused this Amendment to be signed by their respective duly authorized officers, effective as of the date first above written.

SOLARIS OILFIELD INFRASTRUCTURE, LLC, a Delaware limited liability company

By:	/s/ Kyle Ramachandran
Name: Kyle Ramachandran
Title: Chief Financial Officer

[Signature Page for First Amendment to Credit Agreement]

WOODFOREST NATIONAL BANK, as Administrative Agent and as a Lender

By:	/s/ Jack Legendre
Name: Jack Legendre
Title: Senior Vice President

[Signature Page for First Amendment to Credit Agreement]

The undersigned hereby join in this Amendment to evidence their consent to execution by the Borrower of this Amendment, to agree to be bound by the provisions of this Amendment to the extent applicable to the undersigned, to confirm that each Loan Document now or previously executed by the undersigned applies and shall continue to apply to the Credit Agreement, as amended hereby, to acknowledge that without such consent and confirmation, Lenders would not execute this Amendment and to join in the notice pursuant to Tex. Bus. & Comm. Code §26.02 set forth above.

SOLARIS OILFIELD SITE SERVICES OPERATING, LLC, a Texas limited liability company
SOLARIS OILFIELD EARLY PROPERTY, LLC, a Texas limited liability company
SOLARIS OILFIELD SITE SERVICES PERSONNEL LLC, a Delaware limited liability company

By:	/s/ Kyle Ramachandran
Name:	Kyle Ramachandran
Title:	Chief Financial Officer

[Signature Page for First Amendment to Credit Agreement]

Schedule 2.01A

Commitments

Lender	Revolving Commitments as of May 17, 2017	Advance Loan Commitments as of May 17, 2017
WOODFOREST NATIONAL BANK	$20,000,000	$0